Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated September 17, 2014, of WBK 1, Inc. relating to the audit of the financial statements as of August 31, 2014 and for the period from August 21, 2014 (inception) until August 31, 2014 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

November 6, 2014